SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2006

CCF HOLDING COMPANY

(Exact name of Registrant as Specified in Charter)

Georgia	000-25846	58-2173616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Main Street, Jonesboro, Georgia 30236

(Address of Principal Executive Offices)

(770) 478-8881

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 21, 2006, Heritage Bank (the “Bank”), the wholly-owned subsidiary of CCF Holding Company, approved entering into an amended and restated Supplemental Executive Retirement Benefits Agreement (“SERP”), dated as of January 1, 2006, with each of John Bowdoin, Richard Florin, Leonard Moreland, Mary Jo Rogers, Charles Segers, Edith Stevens, David Turner and John Westervelt (each, an “Executive”). Pursuant to each SERP, as amended and restated, the Executive is entitled to certain retirement benefits, as described below.

Each SERP generally provides that upon his or her retirement after reaching normal retirement age, the Executive will be entitled to a full retirement benefit paid in monthly installments for 20 years. If, before the full vesting date of the benefits, the Executive voluntarily terminates his or her employment with the Bank or the Bank discharges him or her for any reason other than for cause (defined in the SERP), the Executive will receive a reduced benefit paid in monthly installments for 20 years, with payments commencing at a specified retirement date. In the event that the Executive dies or becomes substantially disabled while employed by the Bank, most of the SERPs provide that the Executive or his or her beneficiary is entitled to the full benefit (if the benefit has fully vested) or the limited benefit (if employment is terminated prior to the full vesting date), with payments commencing as soon as practicable after the death or disability. The SERPs for Messrs. Bowdoin and Moreland and for Mses. Rogers and Stevens provide for a similar death benefit but the obligation arises only in the event the Bank terminates the Split Dollar Agreements (described below). If the Executive is discharged for cause, the Executive is not entitled to any benefits under the SERP. If the Executive dies after payment of benefits has commenced but before receiving all benefit payments due as of the time of death, the remaining payments shall be made to the Executive’s beneficiary(ies).

In the event of a change in control, the Executive would be entitled to the full benefit under the SERP upon any subsequent termination of his or her employment, other than for cause, prior to the full vesting date, with payments commencing at a specified retirement date. The Bank’s obligation to begin or continue payment of any benefits under the SERP shall cease and all remaining payments shall be forfeited in the event the Executive breaches any restrictive covenant contained in an employment agreement or under the terms of the SERP. However, this provision ceases to apply in the event of a change in control.

A form of Supplemental Executive Retirement Benefits Agreement and a summary of the material terms specific to each Executive are filed as Exhibit 10.17 to this Current Report on Form 8-K.

Also on June 21, 2006, the Bank entered into an Endorsement Method Split-Dollar Agreement (“Split-Dollar Agreement”), dated as of January 1, 2006, with each of John Bowdoin, Leonard Moreland, Mary Jo Rogers and Edith Stevens (each, the “Insured”).

Under each Split-Dollar Agreement, the Insured may designate one or more beneficiaries to receive a portion of the proceeds of a life insurance policy purchased by the Bank on the life of the Insured. Upon the death of the Insured, the beneficiary(ies) shall be entitled to the lesser of the death benefit specified under the Split-Dollar Agreement or the difference between the total policy proceeds and the cash surrender value of the policy. The Bank is entitled to any remaining proceeds, provided that the amount due to the Bank may not be less than the cash surrender value of the policy. The Bank and Insured will share any interest on the death proceeds on a pro rata basis based on the amount of the proceeds due to each party.

The Split-Dollar Agreement may be terminated upon (i) the termination of the policy by the Bank, (ii) the distribution of the death benefit proceeds, or (iii) the termination of Insured’s employment for cause (defined in the Split-Dollar Agreement).

A form of Endorsement Method Split-Dollar Agreement and a summary of the material terms specific to each Executive are filed as Exhibit 10.18 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.17 - Form of Supplemental Executive Retirement Benefits Agreement, dated as of January 1, 2006.

Exhibit 10.18 - Form of Endorsement Method Split-Dollar Agreement, dated as of January 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CCF HOLDING COMPANY

DATE: June 23, 2006	By:	/s/ Leonard A. Moreland
Leonard A. Moreland
Executive Vice President and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number

10.17 Form of Supplemental Executive Retirement Benefits Agreement, dated as of January 1, 2006.

10.18 Form of Endorsement Method Split-Dollar Agreement, dated as of January 1, 2006.